Exhibit 4.2

Share Pledge Agreement

THIS AGREEMENT is made as of August 13, 2008 between Ladenburg Thalmann Financial Services Inc., a Florida corporation (the “Pledgor”), and Mark Mettelman and Robert Bruderman, as Representatives of the former shareholders of Triad Advisors, Inc. (the “Pledgee”).

WHEREAS, the Pledgor is the owner of 100 shares (the “Pledged Shares”) of common stock, par value $.0001 of Triad Advisors, Inc., a Florida corporation (the “Corporation”), as a result of the merger described in that certain Agreement and Plan of Merger (“Merger Agreement”) dated as of the date hereof by and among the Pledgor, the Corporation, Triple Acquisition Inc. and the shareholders of the Corporation; and

WHEREAS, the Pledgor has agreed to pledge the Pledged Shares as security for the repayment of that certain Promissory Note in the original principal amount of $5,000,000, dated as of the date hereof, made by Pledgor in favor of Pledgee (the “Note”);

NOW, THEREFORE, in consideration of the premises, the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Pledge of Shares. The Pledgor hereby mortgages, pledges, charges and grants to the Pledgee a security interest. as and by way of a fixed and specific mortgage, pledge, charge and security interest to and in favor of the Pledgee in the Pledged Shares as a general and continuing collateral security for the repayment of the Note.

2.	Covenants, Representations and Warranties of Pledgor. The Pledgor hereby covenants, represents and warrants to the Pledgee that:

(a)	the Pledgor is the sole beneficial owner of the Pledged Shares;

(b)	the Pledged Shares are not encumbered, pledged or charged in any manner whatsoever;

(c)	there are no outstanding calls for the Pledged Shares;

(d)	the Pledgor has full power, authority, right and capacity to pledge, assign and deliver the Pledged Shares as herein provided;

(e)	the execution and delivery of this Agreement by the Pledgor and the fulfillment of or compliance with the terms and conditions of this Agreement by the Pledgor will not violate, contravene, breach or offend against or result in any default under any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law to which the Pledgor is party or by which the Pledgor is bound or affected; and

(f)	the Pledgor will not grant, bargain, sell, convey, assign, mortgage or grant a security interest in or otherwise deal with the Pledged Shares and will not make, create or give any charge, mortgage, pledge, lien, assignment or security interest upon any or all of the Pledged Shares until the Note is repaid in full.

3.	Dealings with Pledged Shares. Unless and until the security hereby constituted shall become enforceable in accordance with Section 4 of this Agreement, all dividends or other distributions in respect of all or any of the Pledged Shares shall be for the account of the Pledgor.

4.	Enforcement of Pledge. The security hereby constituted shall become enforceable upon default by the Pledgor, which default remains uncured for a period of seven days, in the payment of any amount under the Note when due.

5.	Remedies of Pledgee. At any time after the security hereby constituted becomes enforceable and subject to the prior payment of the obligations under the Note, the Pledgee shall have:

(a)	the right to sell the Pledged Shares, or any of them, upon thirty day’s prior written notice to Pledgor by public or private sale. The Pledgor shall be entitled to be credited with the net proceeds of any sale or other disposition of the Pledged Shares when received by the Pledgee, and the net proceeds of such sale or other disposition shall mean all amounts received in cash by the Pledgee upon the sale or other disposition of all or any of the Pledged Shares, less all such indebtedness, obligations, payments, costs and expenses as are enumerated in subparagraph 7(a) of this Agreement; and

(b)	the right and power to receive all dividends and other distributions in respect of any and all of the Pledged Shares and the right and power to:

(i)	represent the Pledged Shares at any meeting or meetings of the shareholders of the Corporation; and

(ii)	exercise all voting rights attached to any of the Pledged Shares.

6.	Monies Received as Trustee. After the security hereby constituted shall become enforceable, all moneys collected or received by the Pledgor in respect of the Pledged Shares shall be received in trust for the Pledgee and shall be forthwith paid to the Pledgee.

7.	Application of Proceeds of Sale. The proceeds of sale of the Pledged Shares and any dividends or other distributions received by the Pledgee may be applied or imputed to the Note as follows:

(a)	first, in payment of all costs and expenses incurred by the Pledgee or its nominee with reference to the Pledged Shares or the realization of the security thereof (including all reasonable legal fees and court costs) and all interest thereon, which costs and charges shall be deemed to constitute part of the Note;

(b)	second, in payment of the Note other than the costs and charged referred to in subparagraph 7(a) of this Agreement in such manner as the Pledgee, in its sole discretion, may determine; and

(c)	third, any surplus shall be paid to the Pledgor or as otherwise required by law.

8.	Satisfaction of Note. The Pledgee shall not be required to surrender the Pledged Shares unless and until the Note is fully satisfied. Upon satisfaction of the Note in full, the Pledgee shall surrender the Pledged Shares and shall release the Pledgor from the provisions of this Agreement.

9.	Remedies Cumulative. All rights and remedies of the Pledgee set out in this Agreement are cumulative and no right or remedy contained in this Agreement is intended to be exclusive, but each shall be in addition to any other right or remedy contained in this Agreement or any existing or further or other security document entered into between the Pledgor and the Pledgee or now or hereafter existing at law or in equity or by statute.

10.	Amendment, Waiver. This Agreement may be amended only by further written agreement executed by the Pledgor and the Pledgee. No waiver or consent by the Pledgee to or of any breach of or default in the observance of any terms, conditions, covenants, agreements, representations and warranties contained in this Agreement to be observed or performed shall constitute a consent or waiver by the Pledgee to or of any further breach of or default in this Agreement. No exercise or enforcement of any such rights and remedies available to the Pledgee hereunder or otherwise shall be held to exhaust any right or remedy of the Pledgee.

11.	Change in Pledged Shares. If the Pledged Shares or any of them are changed, reclassified, subdivided, consolidated or converted into a different number or class of shares or units or otherwise, the shares or other securities resulting from the change, reclassification, subdivision, consolidation or conversion shall be subject to the provisions of this Agreement.

12.	Registration of Pledged Shares. The Pledged Shares shall be registered in the name of the Pledgee and may from time to time be surrendered to the Corporation for cancellation, transfer, registration or in exchange for shares or units of different denominations. The Pledgor agrees that the responsibility of the Pledgee is limited to exercising, in regard to the certificate or certificates representing the Pledged Shares, the same degree of care which it gives to its own valuable property.

13.	No Merger. The pledge of the Pledged Shares shall not operate by way of merger of any indebtedness or liability of the Pledgor or of any other persons to the Pledgee under any deed, guarantee, contract, bill of exchange, promissory note or other instrument by which the same may now or at any time hereafter be represented or evidenced, and no judgment recovered by the Pledgee shall merge or in any way affect the security hereby created.

14.	Additional Security. This security is in addition to and not in substitution for any other security now or hereafter held by the Pledgee.

15.	Attachment. The Pledgor and the Pledgee expressly state that they intend that the pledge and security interest hereby constituted to attach upon execution and delivery of this Agreement. The Pledgor acknowledges receipt of a true copy of this Agreement.

16.	Further Assurances. The Pledgor shall from time to time on request by the Pledgee execute such further and other assurances, conveyances, mortgages, assignments, consents and documents as may be reasonably necessary for the purpose of perfecting the Pledgee’s security in the Pledged Shares.

17.	Notices. All notices and other communications required or permitted hereunder shall be given in accordance with the provisions of, and to the addresses provided in, the Merger Agreement.

18.	Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

19.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. .

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first above written.

PLEDGEE:
/s/ Mark C. Mettelman	/s/ Robert W. Bruderman

Mark C. Mettelman	Robert W. Bruderman

PLEDGOR:
LADENBURG THALMANN FINANCIAL SERVICES INC.

By: /s/ Brian L. Heller
Name: Brian L. Heller
Title: Vice President